Exhibit 10.63

THIRD AMENDMENT TO A LEASE AGREEMENT
BETWEEN DOMINO’S FARMS OFFICE PARK, L.L.C. (LANDLORD)
AND AASTROM BIOSCIENCES, INC. (TENANT)
THIS THIRD AMENDMENT TO A LEASE AGREEMENT is dated March 2, 2015 by and between DOMINO’S FARMS OFFICE PARK, L.L.C, a Michigan Limited Liability Company, (Landlord) and VERICEL CORPORATION, formerly known as AASTROM BIOSCIENCES, INC., a Michigan corporation (Tenant).
WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building known as Domino’s Farms Office Park located at 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Aastrom Biosciences, Inc. (Tenant) on January 31, 2007; and
WHEREAS, Tenant desired to modify the Premises to which said Lease shall apply, and the Storage Rooms were consolidated and relocated by June 1, 2009; and
WHEREAS, Tenant desired to extend the lease term via the Second Amendment to the Lease Agreement dated May 1, 2013; and
WHEREAS, Tenant desires to relinquish a portion of the Premises back to the Landlord.
NOW, THEREFORE, Landlord and Tenant agreed to the following:
PREMISES: Tenant will relinquish a portion of the Premises located on the West side of the suite at Lobby K – Level 2. (Reference the attached drawing.) The Tenant shall continue to occupy the remainder of the existing suite located at Lobby K, Level 2 of the building (Primary Premises), as well as a storage area and an equipment room located at Lobby L, Level 1. The rentable square footage of the Level 2 suite will now be 22,511, based on a usable size of 20,099 with a 12% common area factor.
CONSTRUCTION: To comply with building codes and the provision of tenant separation, a demising wall must be constructed to achieve the requested downsizing. Tenant will assume responsibility for the cost of said wall, not to exceed $77,000. (Reference the attached budget.) The Landlord will serve as the construction manager for this work, and will obtain the all necessary permits and inspections for same.
SCHEDULE: Upon full execution of this Lease Amendment, final plans for construction will commence. Tenant shall have responsibility for removal of all furniture, equipment and personal property to facilitate the construction commencement. The actual construction work is expected to be completed in approximately six weeks.
PAYMENT: The Landlord will invoice the Tenant for the construction project once the work has been completed; a Certificate of Occupancy has been received from the Ann Arbor Townships Building Inspector, and all relevant construction invoices have been received by the Landlord. Payment from Tenant shall be due within 15 days of Tenant’s receipt of final invoice after project close-out.

RENT REDUCTION: Provide the Tenant removes all furniture and personal property from space to be vacated by early March 2015, the construction will take place, and the rent reduction will commence no later than May 1, 2015. The monthly rent will be pro-rated as necessary. The rent for the Primary Premises will be reduced to $53,369.83 per month, which is a reduction of $24,175.39 per month and Tenant shall remain on the 11‑month annual payment schedule and shall be subject to annual increases on May 1, 2015 and each subsequent year as prescribed in the Lease and subsequent amendments. Rent for the storage and equipment areas are not affected by this amendment, and shall adhere to the rates as prescribed in the Lease and subsequent amendments.
CONFIDENTIALITY AGREEMENT: Landlord, Tenant and Swisher Commercial shall maintain the confidentiality of, and not disclose to third persons or parties, any of the details relating to this Lease Amendment, other than to Tenants board of directors, managers, professional advisors, auditors, bankers and State regulators, as necessary.
All other terms and conditions of the Lease shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have hereunto executed this THIRD AMENDMENT TO LEASE AGREEMENT effective as of the day and year first above written.

TENANT:	LANDLORD:
VERICEL CORPORATION (a Michigan company) By: /s/ Gerard Michel Gerard Michel Chief Financial Officer	DOMINO’S FARMS OFFICE PARK, L.L.C. (a Michigan limited liability company) By: /s/ Paul R. Roney Paul R. Roney Manager

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